News Release
Ryder Reports Third Quarter 2019 Revenue of $2.2 Billion, Up 3%;  Earnings Impacted by Change in Residual Value Estimates
Third Quarter 2019
•Q3 GAAP EPS from Continuing Operations is a Loss of $(1.75), Down $3.48; Q3 Comparable EPS from Continuing Operations (non-GAAP) is a Loss of $(1.49), Down $3.16
◦Loss Primarily Results from an Increase in Non-Cash Depreciation Expense of $3.01, Due to a Change in Vehicle Residual Value Estimates of All Power Vehicles
◦Used Vehicle Market Conditions Softened in Late Q2 and Intensified Through Q3, Triggering Review and Change in Residual Value Estimates to Reflect Current Downturn and Lowered Outlook
◦Most Significant Negative Impact Expected This Quarter; Impact Anticipated to Decline Each Quarter Thereafter
•Q3 Total Revenue Grows 3% to $2.2 Billion, Reflecting Growth in Fleet Management Solutions and Dedicated Transportation Solutions
•Q3 Operating Revenue (non-GAAP) Up 5% to $1.8 Billion
2019 Forecast
•Revised Full-Year 2019 GAAP EPS Forecast Range to $0.20 to $0.30; Revised Full-Year 2019 Comparable EPS Forecast Range (non-GAAP) to New Forecast of $1.00 to $1.10, Primarily Reflecting the Impact from a Change in Residual Value Estimates
MIAMI, October 29, 2019 - Ryder System, Inc. (NYSE: R), a leader in commercial fleet management, dedicated transportation, and supply chain solutions, reports total and operating revenue in the third quarter. Revenue grew in Fleet Management Solutions and Dedicated Transportation Solutions reflecting new business and higher volumes. Third quarter GAAP EPS was a loss of $(1.75) as compared to $1.73 in the prior year, reflecting an increase in non-cash depreciation expense primarily related to the change in vehicle residual value estimates. Comparable EPS was a loss of $(1.49) as compared to $1.67 in the prior year. Losses primarily results from an increase in non-cash depreciation expense of $3.01, due to a change in vehicle residual value estimates of all power vehicles.

Results for the three months ended September 30 were as follows:

(dollars in millions, except EPS)	Earnings (Loss) Before Taxes			Earnings (Loss)			Diluted Earnings (Loss) Per Share
	2019	2018	Change	2019	2018	Change	2019		2018	Change
Continuing operations (GAAP)	$(91.3)	118.9	NM	$(91.5)	91.6	NM	$(1.75)	*	1.73	NM
Non-operating pension costs	6.9	1.2		4.9	0.6		0.09		0.01
ERP implementation costs	6.1	—		4.5	—		0.09		—
Restructuring and other, net	5.2	(0.5)		4.0	(0.7)		0.08		(0.01)
Tax adjustments	—	—		—	(3.3)		—		(0.06)
Comparable (non-GAAP)	$(73.0)	119.5	NM	$(78.1)	88.2	NM	$(1.49)	*	1.67	NM
*Includes increase in non-cash depreciation expense of $3.01 due to change in vehicle residual value estimates.
Note: Amounts may not be additive due to rounding.
Total and operating revenue for the three months ended September 30 were as follows:

(in millions)	Total Revenue			Operating Revenue (non-GAAP)
	2019	2018	% Change	2019	2018	% Change
Total	$2,223.9	2,159.7	3%	$1,804.7	1,718.8	5%
FMS	$1,397.3	1,337.8	4%	$1,198.7	1,123.2	7%
SCS	$617.6	628.5	(2)%	$453.7	462.8	(2)%
DTS	$359.2	340.6	5%	$247.7	222.2	11%
Commenting on the company’s third quarter results, Ryder Chairman and CEO Robert Sanchez says, "As we discussed last quarter, despite market prices for used tractors showing stabilization and improvement in 2018 and early 2019, we began to see a softening in the used tractor market in June. In the third quarter, market conditions continued to worsen for tractors, and we now expect further market declines in the near term. As a result, we lowered our near- and long-term residual value estimates for tractors to better align with recent and expected market conditions. We also adjusted our truck residual estimates for modestly softer conditions.
"Although these changes in estimates significantly affect earnings in 2019 and 2020 — with the largest negative effect reflected in the third quarter of 2019 — we expect this impact to decline each quarter going forward. Additionally, returns are expected to organically improve as the lease portfolio turns over and underperforming leases signed prior to 2014 exit the fleet.
"Overall third quarter revenue and operating results were largely in line with our expectations, except for used vehicle sales results and the impact of related residual value estimate changes. Comparable EBITDA grew by 12% in the quarter, reflecting earnings from contractual growth and cost-savings initiatives.

"We delivered strong year-to-date lease fleet growth, reflecting ongoing outsourcing trends and our sales and marketing activities, with approximately 40% of growth coming from customers new to outsourcing. As a reminder, we expect solid returns from these new leases signed which incorporate our lowered expectations for the used vehicle sales market. Additionally, we filled more lease contracts with used versus new equipment as part of our asset management playbook.
"While commercial rental pricing was up modestly for the quarter, demand was below our prior expectations which negatively impacted utilization in the quarter. We are executing on our plan to right-size our tractor rental fleet and expect to have it aligned with market conditions by early 2020.
"Supply chain revenue was impacted by previously disclosed lost business; however, this benefited earnings for the quarter. In dedicated, we also saw improved operating performance as well as solid revenue growth driven by new business.
"We continue to return capital to our shareholders and earlier this month announced a $0.56 per share dividend. This marks the 173rd consecutive quarterly cash dividend, marking more than 43 years of uninterrupted dividend payments.
"Turning to our longer-term strategic initiatives, we are tracking ahead of expectations to achieve our multi-year $75 million maintenance cost-savings initiative. Additionally, we are gaining momentum with RyderShareTM, which is aimed at digitizing the supply chain and creating real-time visibility and collaboration for our customers. We have rolled out the product to some key customers across our dedicated business and are on track to deliver expanded capabilities early next year. We also continue to see growing adoption of our COOP by RyderTM product — the first-ever peer-to-peer commercial truck sharing platform — in the Florida and Georgia markets, and we recently launched the COOP mobile app, giving more users easy access to our available inventory."

Third Quarter Business Segment Operating Results
Fleet Management Solutions
In the Fleet Management Solutions (FMS) business segment, total revenue was $1.40 billion, up

4% compared with $1.34 billion in the year-earlier period. FMS operating revenue (a non-GAAP measure excluding fuel) was $1.20 billion, up 7% from the year-earlier period. Ryder ChoiceLeaseTM (lease) revenue increased 9% reflecting a larger average fleet size as well as higher prices on new vehicles. The lease fleet grew sequentially by 2,900 vehicles during the quarter. Commercial rental revenue increased 2% due to higher pricing.
FMS loss before tax was $108.6 million compared with earnings before tax of $97.8 million in 2018, reflecting $169 million of higher depreciation expense resulting from lower estimated vehicle residual values on all power vehicles and $8 million of increased valuation adjustments on a larger inventory of assets held for sale. Earnings in lease benefited from fleet growth, reflecting strong outsourcing trends and our sales and marketing activities, as well as lower maintenance costs. Commercial rental performance was negatively impacted by lower utilization, partially offset by higher pricing. Rental power fleet utilization was 74.0% for the third quarter, down from an unusually high 80.4% in the year-earlier period, primarily driven by lower tractor utilization. FMS loss before tax as a percentage of FMS total revenue and FMS operating revenue (a non-GAAP measure) were (7.8)% and (9.1)%, respectively.
Supply Chain Solutions
In the Supply Chain Solutions (SCS) business segment, total revenue and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) were down 2% to $618 million and $454 million, respectively, compared with the year-earlier period. The decline in SCS total revenue and operating revenue primarily reflects previously announced lost business.
SCS earnings before tax decreased 5% to $34.6 million in the third quarter of 2019 compared with $36.5 million in 2018. Earnings were negatively impacted by $4 million due to the change in residual value estimates on vehicles used in this segment (which is eliminated in consolidation). This decline was partially offset by improved operating performance. SCS earnings before tax as a percentage of SCS total revenue and SCS operating revenue (a non-GAAP measure) were 5.6% and 7.6%, down 20 and 30 basis points, respectively, from the year-earlier period.
Dedicated Transportation Solutions
In the Dedicated Transportation Solutions (DTS) business segment, total revenue was up 5% to $359 million and operating revenue (a non-GAAP measure excluding fuel and subcontracted transportation) was up 11% to $248 million, compared with the year-earlier period. DTS total and operating revenue growth reflects new business.
DTS earnings before tax increased 33% to $18.5 million compared with $13.9 million in 2018, due to revenue growth and improved operating performance. Earnings improvement was partially offset by $7 million due to the change in residual value estimates on vehicles used in this segment (which is eliminated in consolidation). DTS earnings before tax as a percentage of DTS total revenue and DTS operating revenue (a non-GAAP measure) were 5.1% and 7.5%, up 100 and 120 basis points, respectively, from the year-earlier period.
Corporate Financial Information
Central Support Services
In the third quarter of 2019, Central Support Services costs not allocated to the business segments were $11 million, down $1 million from a year ago.
Changes in Vehicle Residual Value Estimates
Under our accounting policy for depreciating revenue earning equipment, we periodically review and adjust, as appropriate, the residual values of revenue earning equipment taking into account, among other factors, historical market prices, current and expected future market price trends, expected lives of vehicles, and expected sales in the wholesale and retail markets. At the end of the second quarter of 2019, we began to see softening market conditions for used tractors which intensified during the third quarter. In addition, we recently started seeing modestly softer conditions for used trucks. As a result, the company is utilizing and expects to continue to utilize the wholesale sales channel to a greater extent. Due to these dynamics, management concluded that our residual value estimates likely exceeded the expected future values that would be realized upon the sale of power vehicles in our fleet. In the third quarter of 2019, we updated our outlook on residual values and lowered the estimates of our vehicle residual values for all power vehicles to reflect more recent multi-year trends and our outlook for the expected near-term used vehicle market. This will be reflected as an increase in our depreciation expense over the remaining life of these assets. The estimated depreciation expense impact, which for 2019 and 2020 also includes accelerated depreciation for vehicles nearing the end of their useful lives, declines sequentially in each quarter and is as follows:

Impact of Change in Residual Estimates on  Policy Depreciation and Accelerated Depreciation

	2019			2020					2021	2022-25
(dollars in millions)	Q3	Q4	2H	Q1	Q2	Q3	Q4	FY	FY	Cumulative

Policy depreciation	$52	$54	$106	$45	$45	$45	$45	$180	$125	$180
Accelerated depreciation (1)	125	58	183	35	20	10	5	70	—	—
Total	$177	$112	$289	$80	$65	$55	$50	$250	$125	$180

(1) Includes $8M of valuation adjustments in 3Q19
This change is intended to better align vehicle residual value estimates with our current view and outlook for the used vehicle market environment.
These estimates are based on management’s view of market conditions and reflect the impact of this current change on residual values on the current fleet of power vehicles. Management reviews our residual values periodically based on current and expected market conditions and, if management’s view of market conditions change, we may adjust, positively or negatively, our residual value estimates for the fleet at such time.
Income Taxes
Tax rates in the third quarter were impacted by the residual value estimate changes referenced above. Our effective income tax rate from continuing operations for the third quarter of 2019 decreased from 22.9% to (0.3)%. The comparable effective income tax rate (a non-GAAP measure) from continuing operations for the third quarter of 2019 decreased from 26.2% to (7.0)%.
Capital Expenditures
Year-to-date capital expenditures increased to $3.0 billion in 2019, compared with $2.3 billion in 2018. The increase in capital expenditures reflects higher planned investments to grow and refresh the lease fleet. Proceeds of $403 million were up $111 million from the prior year and include $43 million from the sale of property in the second quarter of 2019. Net capital expenditures (including proceeds from the sale of assets) were $2.6 billion in 2019, up from $2.0 billion in 2018.

Cash Flow and Leverage
Year-to-date operating cash flow was $1.59 billion in 2019, up from $1.28 billion in 2018. Total cash generated (a non-GAAP measure that includes proceeds from used vehicle sales) was $2.0 billion, compared with $1.6 billion in 2018. Free cash flow (a non-GAAP measure) was negative $965 million, compared with negative $633 million in 2018, reflecting increased net capital spending.
Total debt as of September 30, 2019 was $7.7 billion, up from $6.6 billion in 2018. Debt to equity for the third quarter of 2019 was 313% compared with 262% at year-end 2018. The increase in debt-to-equity reflects the impacts from capital spending on vehicles and a reduction in equity related to higher non-cash depreciation expense from the residual value estimate change. Debt-to-equity at year end is expected to be approximately 330%, above the company's long-term target of 250-300% reflecting these items. We plan to reduce leverage over time as the company moves past the near-term impact of the residual value change.

2019 Earnings Forecast
Commenting on the company’s outlook, Mr. Sanchez says, "We expect strong full-year sales activity in our contractual lease, dedicated, and supply chain businesses, although at lower levels than our record year in 2018. We continue to benefit from long-term outsourcing trends in transportation and logistics, as well as our sales and marketing initiatives. We expect the slowdown in our transactional commercial rental and used vehicle sales businesses that we experienced in the third quarter to continue, primarily driven by the softer freight environment. Although the negative impact from the change in residual value estimates is anticipated to be significant in the fourth quarter, the severity of the impact will be less than in the third quarter and is expected to continue to decline in subsequent quarters.
"Supply chain revenue is forecast to decline through mid-year 2020, reflecting previously announced lost business, and then return to target growth levels in the second half of 2020 as new business sold ramps up. Segment earnings are expected to be negatively impacted by the recently ended labor strike at a large Ryder customer and the impact of residual value estimate changes on vehicles used in this segment, partially offset by improved operating performance.

"Dedicated revenue growth is expected to decelerate in the fourth quarter, following a record sales year in 2018. Dedicated earnings are expected to be negatively impacted by residual value estimate changes on vehicles used in this segment, largely offset by improved operating performance. On a full year basis, revenue growth in the segment is expected to come in above target, and earnings are expected to come in within the target range.
"In fleet management, we're seeing the earnings benefits from year-to-date lease fleet growth; however, earnings in the fourth quarter are expected to be negatively impacted as we prepare for sale a large number of vehicles coming off lease contracts. In commercial rental, we're anticipating weaker demand to continue particularly for tractors, and we expect to right-size the fleet by early 2020 to better align with market conditions. Expected headwinds from used vehicle sales are largely reflected in the change in residual value estimates and related depreciation expense. We anticipate that the actions we're taking will better position us for 2020.
"Looking ahead to next year, we plan to continue redeploying used equipment into new lease contracts. We also expect less lease growth next year, reflecting lower levels of OEM vehicle production. As a result, we expect lower capital spending and improved free cash flow in 2020.
"In the next 18-24 months, we expect earnings benefits as the negative impact from the residual value estimate changes decline, under-performing vintages of lease contracts exit the fleet, and we continue to add new profitable business. We will intensify our focus on improving return on capital by accelerating our significant cost savings initiatives, pruning lower return accounts and assets, and accelerating growth in our higher-return supply chain and dedicated businesses. The demand for our core services remains strong as we continue to operate in large, attractive markets with favorable long-term secular outsourcing trends.
"With our solid foundation as an industry leader, we expect to benefit from long-term transportation outsourcing trends and are confident in our ability to execute on our initiatives to achieve increasing capital returns to our shareholders."
Ryder is revising its full-year 2019 GAAP EPS forecast to a range of $0.20 to $0.30. In 2018, full-year GAAP EPS was $5.44. The company is also revising its forecast for full-year 2019 comparable EPS from continuing operations to $1.00 to $1.10. In 2018, full-year comparable EPS was $5.97. Full year GAAP and comparable EPS forecasts include $3.95 impact from change in residual value estimates.

Ryder is establishing a fourth quarter 2019 GAAP EPS forecast of ($0.36) to ($0.26). The company is also establishing a fourth quarter 2019 forecast for comparable EPS from continuing operations of ($0.03) to $0.07. Fourth quarter GAAP and comparable EPS forecasts include $0.95 impact from change in residual value estimates. The EPS forecast for the fourth quarter of 2019 includes an expected negative impact of between $0.08 and $0.13 associated with the adoption of the new lease accounting standard compared to a benefit of $0.08 in the year earlier period. The lease accounting impact in the fourth quarter reflects an expected decline in the fleet age.
Supplemental Company Information
Third Quarter Net Earnings

(in millions, except per share amounts)	Earnings (Loss)		Diluted EPS
	2019	2018	2019	2018
Earnings from continuing operations	$(91.5)	91.6	$(1.75)	1.73
Discontinued operations	0.1	(0.8)	—	(0.01)
Net earnings	$(91.5)	90.8	$(1.75)	1.72
Amounts may not be additive due to rounding.

Year-to-Date Operating Results

(in millions, except per share amounts)	Nine months ended September 30,
	2019	2018	Change
Total revenue	$6,649	6,154	8%
Operating revenue (non-GAAP)	$5,376	4,902	10%

Earnings from continuing operations	$29.8	175.1	(83)%
Comparable earnings from continuing operations (non-GAAP)	$54.2	216.1	(75)%
Net earnings	$29.1	172.6	(83)%

Earnings per common share - Diluted
Continuing operations	$0.56	3.31	(83)%
Comparable (non-GAAP)	$1.03	4.08	(75)%
Net earnings	$0.55	3.26	(83)%

For more information on Ryder System, Inc., visit http://investors.ryder.com/.
Contacts: Media:     Investor Relations:
Amy Federman    Bob Brunn
(305) 500-4989    (305) 500-4053
AFederman@ryder.com   Bob_S_Brunn@ryder.com

CONFERENCE CALL & WEBCAST:
Ryder's Third Quarter earnings call and webcast is scheduled for 10/29/2019 at 11:00 a.m. ET. To join, click here.
LIVE AUDIO VIA PHONE
Toll Free Number 888-352-6803
USA Toll Number:              323-701-0225
Audio Passcode:               Ryder
Conference Leader:           Bob Brunn

AUDIO REPLAY VIA PHONE
An audio replay of the call will be available one hour after call ends for 30 days.
Toll Free Number:     888-203-1112
USA Toll Number:     719-457-0820
Replay Passcode:      1420126

AUDIO REPLAY VIA MP3 DOWNLOAD
A podcast will be available within 24 hours after the end of the call. Click here then select Financials/Quarterly Reports and the date.
AUDIO & SLIDE REPLAY VIA INTERNET
An audio replay including the slide presentation will be available on the Internet within two hours following the call. Click here then select Financials/Quarterly Reports and the date.
###

Note Regarding Forward-Looking Statements:
Certain statements and information included in this news release are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995, including our forecast, outlook, expectations regarding market trends and economic environment; our financial condition; our fleet growth; performance in our product lines and segments; the strength of our contractual sales pipeline; projections related to customer retention; demand, utilization and pricing in our commercial rental business; demand, sales and pricing in used vehicle sales; used vehicle inventory levels; residual values and depreciation expense; our ability to meet our expectations of wholesale and retail sales mix; return on capital spread; operating cash flow; free cash flow; capital expenditures; leverage; our ability to make investments in and obtain our projected benefits from sales, marketing, IT, e-commerce and new product initiatives; costs of implementing our ERP system; the impact and adequacy of steps we have taken to address our cost structure; our ability to implement our asset management strategy to right size the rental fleet; our ability to successfully implement our maintenance cost-savings initiatives; our ability to gain market acceptance of our new products and services; and the impact of adoption of the lease accounting standard on our earnings, financial position, cash flow, leverage and the demand for our products and services. Our forward-looking statements also include our estimates of the impact of our changes to residual value estimates on earnings and depreciation expense. The expected impact of the change in residual value estimates is based on our current assessment of the residual values and useful lives of revenue-earning equipment based on multi-year trends and our outlook for the expected near-term used vehicle market. Our assessment is subject to risks, uncertainties, and assumptions as to future events that may not prove to be accurate. Factors that could cause actual results related to vehicle residual values to materially differ from estimates include, but are not limited to, changes in supply and demand, competitor pricing, regulatory requirements, driver shortages, requirements and preferences, as well as changes in underlying assumption factors.

All of our forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to adapt to changing market conditions, lower than expected contractual sales, decreases in commercial rental demand or utilization or poor acceptance of rental pricing, worsening of market demand for or excess supply of used vehicles impacting current and/or estimated pricing and our anticipated proportion of retail versus wholesale sales, lack of customer demand for our services, higher than expected maintenance costs, lower than expected benefits from our cost-savings initiatives, lower than expected benefits from our sales, marketing and new product initiatives, higher than expected costs related to our ERP implementation, setbacks or uncertainty in the economic market or in our ability to grow and retain profitable customer accounts, implementation or enforcement of regulations, decreases in freight demand or volumes, poor operational execution including with respect to new accounts and product launches, our difficulty in obtaining adequate profit margins for our services, our inability to maintain current pricing levels due to soft economic conditions, business interruptions or expenditures due to labor disputes, severe weather or natural occurrences, competition from other service providers and new entrants, lower than anticipated customer retention levels, loss of key customers, driver and technician shortages resulting in higher procurement costs and turnover rates, higher than expected bad debt reserves or write-offs, changes in customers' business environments that will limit their ability to commit to long-term vehicle leases, a decrease in credit ratings, increased debt costs, adequacy of accounting estimates, higher than expected reserves and accruals particularly with respect to pension, taxes, depreciation, insurance and revenue, impact of changes in our residual value estimates and accounting policies, including our depreciation policy, the sudden or unusual changes in fuel prices, unanticipated currency exchange rate fluctuations, our ability to manage our cost structure, and the risks described in our filings with the Securities and Exchange Commission (SEC). The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on our business. Accordingly, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release includes certain non-GAAP financial measures as defined under SEC rules, including:
Comparable Earnings Measures, including comparable earnings from continuing operations, comparable earnings per share from continuing operations, comparable earnings before income tax, comparable earnings before interest, income tax, depreciation and amortization, and comparable effective income tax rate. Additionally, our adjusted return on average capital (ROC) and adjusted return on capital spread (ROC spread) measures are calculated based on comparable earnings items. Our comparable earnings typically exclude non-operating pension costs and certain other items that are not representative of our business operations, which in this quarter include:
•ERP implementation costs includes charges related to the implementation of an Enterprise Resource Planning system.
•Restructuring and other, net includes charges related to cost savings initiatives and the pursuit of a commercial claim for the three months ended September 30, 2019. For the three months ended September 30, 2018, this primarily relates to cost savings initiatives, transaction costs related to the acquisitions of MXD and Metro, and restructuring charges offset by restructuring credits related to gains on the sale of certain U.K. facilities that were closed as part of our December 2017 restructuring activities and income from our Singapore operations that were shut down during the second quarter of 2019.
Operating Revenue Measures, including operating revenue for Ryder and its business segments, and segment EBT as a percentage of operating revenue.
Cash Flow Measures, including total cash generated, and free cash flow.
Refer to Appendix - Non-GAAP Financial Measure Reconciliations at the end of the tables following this press release for reconciliations of the non-GAAP financial measures contained in this release to the nearest GAAP measure. Additional information regarding non-GAAP financial measures as required by Regulation G and Item 10(e) of Regulation S-K can be found in our most recent Form 10-K, Form 10-Q and our Form 8-K filed as of the date of this release with the SEC, which are available at http://investors.ryder.com.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended September 30, 2019 and 2018
(In millions, except per share amounts)

	Three Months		Nine Months
	2019	2018	2019	2018

Lease & related maintenance and rental revenues	$959.2	896.8	$2,792.6	2,580.4
Services revenue	1,120.9	1,106.1	3,412.0	3,106.6
Fuel services revenue	143.8	156.8	444.6	466.8
Total revenues	2,223.9	2,159.7	6,649.3	6,153.8

Cost of lease & related maintenance and rental	877.8	646.7	2,229.6	1,895.1
Cost of services	948.1	947.9	2,896.2	2,644.8
Cost of fuel services	140.2	153.4	431.9	455.9
Other operating expenses	28.9	30.0	92.2	93.7
Selling, general and administrative expenses	216.0	215.6	673.8	636.0
Non-operating pension costs	6.9	1.2	20.1	3.2
Used vehicle sales, net	22.7	3.2	49.1	16.2
Interest expense	62.5	47.8	178.6	128.8
Miscellaneous (income) loss, net	0.7	(4.5)	(29.5)	(10.6)
Restructuring and other items, net	11.4	(0.5)	27.4	17.3
	2,315.2	2,040.8	6,569.3	5,880.3

Earnings (loss) from continuing operations before income taxes	(91.3)	118.9	80.0	273.5
Provision for income taxes	0.3	27.3	50.2	98.4
Earnings (loss) from continuing operations	(91.5)	91.6	29.8	175.1
Earnings (loss) from discontinued operations, net of tax	0.1	(0.8)	(0.7)	(2.4)
Net earnings (loss)	$(91.5)	90.8	$29.1	172.6

Earnings (loss) per common share — Diluted:
Continuing operations	$(1.75)	1.73	$0.56	3.31
Discontinued operations	—	(0.01)	(0.02)	(0.05)
Net earnings (loss)	$(1.75)	1.72	$0.55	3.26

Earnings (loss) per share — Diluted:
Earnings (loss) from continuing operations	$(91.5)	91.6	$29.8	175.1
Less: Distributed and undistributed earnings allocated to unvested stock	(0.1)	(0.3)	(0.3)	(0.6)
Earnings (loss) from continuing operations available to common shareholders — Diluted	$(91.7)	91.3	$29.5	174.5

Weighted average common shares outstanding — Diluted	52.3	52.8	52.6	52.7

EPS from continuing operations	$(1.75)	1.73	$0.56	3.31
Non-operating pension costs	0.09	0.01	0.27	0.03
ERP implementation costs	0.09	—	0.19	—
Restructuring and other, net	0.08	(0.01)	0.21	0.02
Gain on sale of property	—	—	(0.26)	—
Goodwill impairment	—	—	—	0.29
Tax adjustments	—	(0.06)	0.06	0.43
Comparable EPS from continuing operations *	$(1.49)	1.67	$1.03	4.08

* Non-GAAP financial measure. A reconciliation of GAAP EPS from continuing operations to comparable EPS from continuing operations is set forth in this table.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS - UNAUDITED
(In millions)

	September 30, 2019	December 31, 2018

Assets:
Cash and cash equivalents	$75.9	68.1
Other current assets	1,496.3	1,499.6
Revenue earning equipment, net	10,428.5	9,416.0
Operating property and equipment, net	891.7	862.1
Other assets	1,590.6	1,502.1
	$14,482.8	13,347.8

Liabilities and shareholders' equity:
Current liabilities	$1,592.2	1,579.6
Total debt	7,746.6	6,649.3
Other non-current liabilities (including deferred income taxes)	2,667.1	2,582.3
Shareholders' equity	2,477.0	2,536.6
	$14,482.8	13,347.8

SELECTED KEY RATIOS AND METRICS

	September 30, 2019	December 31, 2018

Debt to equity	313%	262%
Effective interest rate (average cost of debt)	3.2%	3.0%

	Nine months ended September 30,
	2019	2018

Net cash provided by operating activities from continuing operations	$1,589.2	1,275.6
Free cash flow *	(964.6)	(632.8)
Capital expenditures paid	2,957.2	2,200.0

Capital expenditures (accrual basis)	2,999.0	2,296.2
Less: Proceeds from sales (primarily revenue earning equipment)	(403.5)	(291.6)
Net capital expenditures	$2,595.5	2,004.5

	Twelve months ended September 30,
	2019	2018

Return on average shareholders' equity**	5.5%	34.2%
Return on average assets**	1.0%	6.9%
Adjusted return on capital *	3.2%	5.0%
Weighted average cost of capital	4.6%	4.6%
Return on capital spread ***	(1.4)%	0.4%

* Non-GAAP financial measure. See reconciliation of the non-GAAP elements of this calculation reconciled to the corresponding GAAP measures included in the Appendix - Non-GAAP Financial Measures section at the end of this release.
** 2018 calculations include the benefit from Tax Reform recorded in the fourth quarter of 2017.
*** Non-GAAP financial measure. Adjusted return on capital spread is calculated as the difference of the adjusted return on capital and the weighted average cost of capital.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
LEASE ACCOUNTING IMPACT - UNAUDITED
(in millions, except per share amounts)

Adoption of the new lease standard impacted our previously reported Consolidated Condensed Statements of Operations and Comprehensive Income results as follows:

	Three months ended September 30, 2018				Nine months ended September 30, 2018

	As Previously	Lessor	Lessee and Other		As Previously	Lessor	Lessee and Other
	Reported	Adjustments *	Adjustments *	As Revised	Reported	Adjustments *	Adjustments *	As Revised
Lease & related maintenance and rental revenues	$895.2	1.2	0.4	896.8	$2,577.4	2.0	1.0	2,580.4
Total revenues	2,158.1	1.2	0.4	2,159.7	6,150.9	2.0	1.0	6,153.8

Cost of lease & related maintenance and rental	649.4	(2.7)	—	646.7	1,905.0	(9.9)	—	1,895.1
Cost of services **	945.9	—	2.1	947.9	2,639.1	—	5.6	2,644.8
Other operating expenses	30.3	—	(0.3)	30.0	94.8	—	(1.1)	93.7
Selling, general and administrative expenses **	215.5	0.9	(0.8)	215.6	637.3	1.0	(2.2)	636.0
Used vehicle sales, net	3.0	0.2	—	3.2	16.4	(0.2)	—	16.2
Interest expense	47.4	—	0.5	47.8	127.5	—	1.2	128.8
Restructuring and other items, net **	0.3	—	(0.9)	(0.5)	19.7	—	(2.4)	17.3
Earnings from continuing operations before income taxes	116.1	2.9	(0.2)	118.9	262.5	11.2	(0.2)	273.5
Provision for income taxes	26.6	0.6	—	27.3	95.6	2.8	—	98.4
Earnings from continuing operations	89.5	2.3	(0.2)	91.6	167.0	8.4	(0.2)	175.1
Net earnings	88.8	2.3	(0.2)	90.8	164.5	8.4	(0.2)	172.6

Comprehensive income	100.6	1.9	—	102.5	156.4	9.5	—	165.9

Earnings per common share - Basic
Continuing operations	$1.70	0.04	—	1.74	$3.18	0.15	—	3.33
Net earnings	$1.69	0.04	—	1.73	$3.13	0.15	—	3.28

Earnings per common share - Diluted
Continuing operations	$1.69	0.04	—	1.73	$3.15	0.16	—	3.31
Net earnings	$1.68	0.04	—	1.72	$3.11	0.16	—	3.26

* Included in the New Lease Standard Adjustments is the immaterial correction of the lease classification of certain leases of revenue earning equipment in our FMS Europe business as sales-type leases as well as the immaterial correction of certain facility leases as finance leases. See the Company's interim financial statements filed on Form 10-Q for further information.

** The changes primarily reflect the reclassification of our Singapore operations that were shut down during 2019.

Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
LEASE ACCOUNTING IMPACT - UNAUDITED
(in millions)

Adoption of the new lease standard impacted our previously reported Consolidated Condensed Balance Sheet as follows:

	December 31, 2018

	As Previously	Lessor	Lessee
	Reported	Adjustments *	Adjustments *	As Revised
Receivables, net	$1,219.4	22.6	—	1,242.1
Prepaid expenses and other current assets	201.6	(23.3)	—	178.3
Total current assets	1,568.4	(0.7)	—	1,567.7
Revenue earning equipment, net	9,498.0	(84.2)	2.2	9,416.0
Operating property and equipment, net	843.8	—	18.2	862.1
Sales-type leases and other assets	606.6	156.8	204.3	967.8
Total assets	13,051.1	72.0	224.7	13,347.8
Short-term debt and current portion of long term-debt	930.0	—	7.2	937.1
Accrued expenses and other current liabilities	630.5	145.1	72.2	847.7
Total current liabilities	2,292.3	145.1	79.3	2,516.7
Long-term debt	5,693.6	—	18.5	5,712.1
Other non-current liabilities	849.9	421.2	131.5	1,402.6
Deferred income taxes	1,304.8	(124.6)	(0.5)	1,179.7
Total liabilities	10,140.8	441.7	228.8	10,811.2
Retained earnings	2,710.7	(369.6)	(3.8)	2,337.3
Accumulated other comprehensive loss	(911.3)	(0.1)	(0.2)	(911.6)
Total shareholders' equity	2,910.3	(369.7)	(4.1)	2,536.6
Total liabilities and shareholders' equity	13,051.1	72.0	224.7	13,347.8

* Included in the New Lease Standard Adjustments is the immaterial correction of the lease classification of certain leases of revenue earning equipment in our FMS Europe business as sales-type leases as well as the immaterial correction of certain facility leases as finance leases. See the Company's interim financial statements filed on Form 10-Q for further information.

LEASE ACCOUNTING IMPACT ON EPS

2018	1Q	2Q	3Q	4Q	Full Year
Impact on EPS	$0.06	0.05	0.04	0.08	0.23

2019 Forecast	1Q	2Q	3Q	4Q	Full Year
Impact on EPS	$0.11	0.02	(0.10)	($0.08) - ($0.13)	($0.05) - ($0.10)

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT REVENUE AND EARNINGS - UNAUDITED
Periods ended September 30, 2019 and 2018
(in millions)

	Three Months			Nine Months
	2019	2018	B(W)	2019	2018	B(W)

Total Revenue:
Fleet Management Solutions:
ChoiceLease	$779.8	718.0	9%	$2,293.7	2,109.9	9%
SelectCare	133.4	125.9	6%	405.6	373.0	9%
Commercial rental	263.0	257.9	2%	753.0	694.9	8%
Other	22.5	21.5	4%	68.7	65.2	5%
Fuel services revenue	198.7	214.5	(7)%	618.9	633.6	(2)%
Total Fleet Management Solutions	1,397.3	1,337.8	4%	4,139.9	3,876.6	7%
Supply Chain Solutions	617.6	628.5	(2)%	1,902.6	1,727.8	10%
Dedicated Transportation Solutions	359.2	340.6	5%	1,071.1	970.2	10%
Eliminations	(150.2)	(147.2)	(2)%	(464.3)	(420.7)	(10)%
Total revenue	$2,223.9	2,159.7	3%	$6,649.3	6,153.8	8%

Operating Revenue: *
Fleet Management Solutions	$1,198.7	1,123.2	7%	$3,520.9	3,243.0	9%
Supply Chain Solutions	453.7	462.8	(2)%	1,413.6	1,275.7	11%
Dedicated Transportation Solutions	247.7	222.2	11%	731.4	637.5	15%
Eliminations	(95.4)	(89.5)	(7)%	(290.0)	(254.0)	(14)%
Operating revenue	$1,804.7	1,718.8	5%	$5,375.9	4,902.1	10%

Business segment earnings:
Earnings (loss) from continuing operations
before income taxes:
Fleet Management Solutions	$(108.6)	97.8	NM	$10.1	228.7	(96)%
Supply Chain Solutions	34.6	36.5	(5)%	112.7	98.9	14%
Dedicated Transportation Solutions	18.5	13.9	33%	63.0	45.4	39%
Eliminations	(6.1)	(16.1)	62%	(42.6)	(44.6)	5%
	(61.6)	132.2	NM	143.2	328.4	(56)%
Unallocated Central Support Services	(11.4)	(12.7)	10%	(34.5)	(34.3)	—%
Non-operating pension costs	(6.9)	(1.2)	NM	(20.1)	(3.2)	NM
Restructuring and other items, net	(11.4)	0.5	NM	(8.8)	(17.3)	50%
Earnings (loss) from continuing operations before income taxes	(91.3)	118.9	NM	80.0	273.5	(71)%
Provision for income taxes	0.3	27.3	99%	50.2	98.4	49%
Earnings (loss) from continuing operations	$(91.5)	91.6	NM	$29.8	$175.1	(83)%

* Non-GAAP financial measure. See reconciliation of GAAP total revenue to operating revenue in the Appendix - Non-GAAP Financial Measures section at the end of this release.
Note: Amounts may not be additive due to rounding.
NM - Not Meaningful

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
Periods ended September 30, 2019 and 2018
(in millions)

	Three Months			Nine Months
	2019	2018	B(W)	2019	2018	B(W)

Fleet Management Solutions

FMS total revenue	$1,397.3	1,337.8	4%	$4,139.9	3,876.6	7%
Fuel services revenue(a)	(198.7)	(214.5)	(7)%	(618.9)	(633.6)	(2)%
FMS operating revenue *	$1,198.7	1,123.2	7%	$3,520.9	3,243.0	9%

Segment earnings (loss) before income taxes	$(108.6)	97.8	NM	$10.1	228.7	(96)%

FMS earnings (loss) before income taxes as % of FMS total revenue	(7.8)%	7.3%		0.2%	5.9%

FMS earnings (loss) before income taxes as % of FMS operating revenue *	(9.1)%	8.7%		0.3%	7.1%

Supply Chain Solutions

SCS total revenue	$617.6	628.5	(2)%	$1,902.6	1,727.8	10%
Subcontracted transportation	(136.9)	(137.8)	(1)%	(400.4)	(371.6)	8%
Fuel	(27.0)	(28.0)	(4)%	(88.6)	(80.5)	10%
SCS operating revenue *	$453.7	462.8	(2)%	$1,413.6	1,275.7	11%

Segment earnings before income taxes	$34.6	36.5	(5)%	$112.7	98.9	14%

SCS earnings before income taxes as % of SCS total revenue	5.6%	5.8%		5.9%	5.7%

SCS earnings before income taxes as % of SCS operating revenue *	7.6%	7.9%		8.0%	7.8%

Dedicated Transportation Solutions

DTS total revenue	$359.2	340.6	5%	$1,071.1	970.2	10%
Subcontracted transportation	(76.2)	(80.8)	(6)%	(229.9)	(224.8)	2%
Fuel	(35.3)	(37.6)	(6)%	(109.8)	(107.9)	2%
DTS operating revenue *	$247.7	222.2	11%	$731.4	637.5	15%

Segment earnings before income taxes	$18.5	13.9	33%	$63.0	45.4	39%

DTS earnings before income taxes as % of DTS total revenue	5.1%	4.1%		5.9%	4.7%

DTS earnings before income taxes as % of DTS operating revenue *	7.5%	6.3%		8.6%	7.1%

* Non-GAAP financial measure. A reconciliation of (1) GAAP total revenue to operating revenue for each business segment (FMS, DTS and SCS) and (2) segment earnings before taxes (EBT) as % of segment total revenue to segment EBT as % of segment operating revenue for each business segment is set forth in this table.
Note: Amounts may not be additive due to rounding.

(a) Includes intercompany fuel sales from FMS to DTS and SCS.

RYDER SYSTEM, INC. AND SUBSIDIARIES
BUSINESS SEGMENT INFORMATION - UNAUDITED
KEY PERFORMANCE INDICATORS

	Three months ended September 30,		Nine months ended September 30,		Change 2019/2018
	2019	2018	2019	2018	Three Months	Nine Months

ChoiceLease
Average fleet count	159,000	144,000	154,900	141,900	10%	9%
End of period fleet count	160,200	145,400	160,200	145,400	10%	10%
Miles/unit per day change - % (a)	2.0%	0.7%	0.7%	(0.1)%

Commercial rental
Average fleet count	45,200	42,300	44,100	40,500	7%	9%
End of period fleet count	44,800	42,600	44,800	42,600	5%	5%
Rental utilization - power units	74.0%	80.4%	74.7%	78.3%	(640) bps	(360) bps
Rental rate change - % (b)	2.0%	3.3%	2.4%	3.2%

Customer vehicles under
SelectCare contracts
Average fleet count	56,400	56,100	55,500	54,600	1%	2%
End of period fleet count	56,800	56,500	56,800	56,500	1%	1%

Customer vehicles under
SelectCare on-demand (c)
Fleet serviced during the period	8,300	9,000	19,400	18,900	(8)%	3%

SCS
Average fleet count (d)	9,700	8,900	9,700	8,600	9%	13%
End of period fleet count (d)	9,700	9,000	9,700	9,000	8%	8%

DTS
Average fleet count (d)	9,600	9,000	9,600	8,800	7%	9%
End of period fleet count (d)	9,600	9,100	9,600	9,100	5%	5%

Used vehicle sales (UVS)
Average UVS inventory	7,700	5,800	7,600	5,900	33%	29%
End of period fleet count	7,300	6,200	7,300	6,200	18%	18%
Used vehicles sold	5,300	4,100	15,600	13,000	29%	20%
UVS pricing change - % (e)
Tractors	(8)%	22%	7%	10%
Trucks	(10)%	15%	(5)%	9%

Notes:

(a)	Represents percentage change compared to prior year period in miles driven per vehicle per workday on US lease power units.
(b)	Represents percentage change compared to prior year period in average global rental rate per day on power units using constant currency.
(c)	Comprised of the number of vehicles serviced under on-demand maintenance agreements. Vehicles included in the end of period count may have been serviced more than one time during the respective period.
(d)	These vehicle counts are also included within the average fleet counts for ChoiceLease, Commercial rental and SelectCare.
(e)	Represents percentage change compared to prior year period in average sales proceeds on used vehicle sales using constant currency.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
This press release and accompanying tables include “non-GAAP financial measures” as defined by SEC rules. As required by SEC rules, we provide a reconciliation of each non-GAAP financial measure to the most comparable GAAP measure. Non-GAAP financial measures should be considered in addition to, but not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP.
Specifically, the following non-GAAP financial measures are included in this press release:

Non-GAAP Financial Measure	Comparable GAAP Measure	Reconciliation in Section Entitled
Operating Revenue Measures:
Operating Revenue	Total Revenue	Appendix - Non-GAAP Financial Measure Reconciliations
FMS Operating Revenue	FMS Total Revenue	Business Segment Information - Unaudited
SCS Operating Revenue	SCS Total Revenue
DTS Operating Revenue	DTS Total Revenue
FMS EBT as a % of FMS Operating Revenue	FMS EBT as a % of FMS Total Revenue	Business Segment Information - Unaudited
SCS EBT as a % of SCS Operating Revenue	SCS EBT as a % of SCS Total Revenue
DTS EBT as a % of DTS Operating Revenue	DTS EBT as a % of DTS Total Revenue
Comparable Earnings Measures:
Comparable Earnings (Loss) Before Income Tax and Comparable Tax Rate	Earnings (Loss) Before Income Tax and Effective Tax Rate from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings (Loss)	Earnings (Loss) from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable EPS and Comparable EPS Forecast	EPS from Continuing Operations and EPS Forecast from Continuing Operations	Consolidated Condensed Statements of Earnings - Unaudited Appendix - Non-GAAP Financial Measure Reconciliations (Forecast)
Adjusted Return on Average Capital (ROC) and Adjusted ROC Spread	Not Applicable. However, non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital is provided.	Appendix - Non-GAAP Financial Measure Reconciliations
Comparable Earnings (Loss) Before Interest, Taxes, Depreciation and Amortization	Earnings (Loss) from Continuing Operations	Appendix - Non-GAAP Financial Measure Reconciliations
Cash Flow Measures:
Total Cash Generated and Free Cash Flow	Cash Provided by Operating Activities	Appendix - Non-GAAP Financial Measure Reconciliations

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(in millions)

OPERATING REVENUE RECONCILIATION

	Three months ended September 30,		Nine months ended September 30,
	2019	2018	2019	2018

Total revenue	$2,223.9	2,159.7	$6,649.3	6,153.8
Fuel	(206.1)	(222.4)	(643.0)	(655.2)
Subcontracted transportation	(213.1)	(218.5)	(630.4)	(596.4)
Operating revenue *	$1,804.7	1,718.8	$5,375.9	4,902.1

TOTAL CASH GENERATED / FREE CASH FLOW RECONCILIATION

	Nine months ended September 30,
	2019	2018

Net cash provided by operating activities from continuing operations	$1,589.2	1,275.6
Proceeds from sales (primarily revenue earning equipment) (a)	403.5	291.6
Total cash generated *	1,992.7	1,567.2
Purchases of property and revenue earning equipment (a)	(2,957.2)	(2,200.0)
Free cash flow **	$(964.6)	(632.8)

Memo:
Net cash provided by financing activities	$976.6	779.2
Net cash used in investing activities	$(2,553.8)	(2,075.8)

Notes:

(a)	Included in cash flows from investing activities.

** Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and proceeds from the sale of revenue earning equipment and operating property and equipment, and other cash inflows from investing activities, less purchases of property and revenue earning equipment.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(in millions)

ADJUSTED RETURN ON CAPITAL RECONCILIATION

	Twelve months ended September 30,
	2019	2018

Net earnings (12-month rolling period)	$141.7	817.2
+ Restructuring and other items	13.3	36.2
+ Income taxes	54.7	(466.3)
Adjusted earnings before income taxes	209.7	387.2
+ Adjusted interest expense (a)	230.3	164.9
- Adjusted income taxes (b)	(131.3)	(150.5)
= Adjusted net earnings for ROC (numerator) [A]	$308.6	401.6

Average total debt	$7,124.3	5,746.0
Average shareholders' equity	2,555.0	2,391.4
Adjustment to equity (c)	14.2	(121.9)
Adjusted average total capital (denominator) [B]	$9,693.4	8,015.5

Adjusted ROC * [A]/[B]	3.2%	5.0%

Weighted average cost of capital	4.6%	4.6%

Adjusted return on capital spread	(1.4)%	0.4%

Notes:

(a)	Represents reported interest expense plus imputed interest on off-balance sheet obligations.
(b)	Represents provision for income taxes plus income taxes on restructuring and other charges and adjusted interest expense.
(c)	Represents the impact to equity of items to arrive at comparable earnings.

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of net earnings to adjusted net earnings and average total debt and average shareholders' equity to adjusted average total capital set forth in this table.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(in millions)

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Three months ended September 30,
	2019	2018

Earnings (loss) from continuing operations	$(91.5)	91.6
+ Provision for income taxes	0.3	27.3
Earnings (loss) before income taxes from continuing operations	(91.3)	118.9
+ Non-operating pension costs	6.9	1.2
+ ERP implementation costs	6.1	—
+ Restructuring and other, net	5.2	(0.5)
Comparable earnings (loss) before income taxes from continuing operations *	(73.0)	119.5
+ Interest expense	62.5	47.8
+ Depreciation	574.7	346.5
+ Losses from used vehicle fair value adjustments	25.9	11.5
+ Amortization	2.1	2.2
Comparable EBITDA *	$592.2	527.6

COMPARABLE EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION

	Nine months ended September 30,
	2019	2018

Earnings from continuing operations	$29.8	175.1
+ Provision for income taxes	50.2	98.4
Earnings before income taxes from continuing operations	80.0	273.5
+ Non-operating pension costs	20.1	3.2
+ ERP implementation costs	13.6	—
+ Goodwill impairment	—	15.5
+ Restructuring and other, net	13.8	1.8
- Gain on sale of property	(18.6)	—
Comparable earnings before income taxes from continuing operations	108.8	294.0
+ Interest expense	178.6	128.8
+ Depreciation	1,342.7	1,022.0
+ Losses from used vehicle fair value adjustments	67.9	39.1
+ Amortization	6.3	5.6
Comparable EBITDA *	$1,704.3	1,489.5

* Non-GAAP financial measure. Non-GAAP elements of the calculation have been reconciled to the corresponding GAAP measures. A numerical reconciliation of earnings before income taxes from continuing operations to comparable earnings before income taxes from continuing operations is set forth in this table.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

COMPARABLE EARNINGS / EARNINGS BEFORE INCOME TAX / TAX RATE RECONCILIATION

		2019
	Consolidated Condensed Statements of Earnings Line Item	Three Months	Nine Months

Earnings (loss) from continuing operations before income taxes		$(91.3)	80.0
Non-operating pension costs	Non-operating pension costs	6.9	20.1
ERP implementation costs	Restructuring and other items, net	6.1	13.6
Restructuring and other, net	Restructuring and other items, net	5.2	13.8
Gain on sale of property	Miscellaneous income, net	—	(18.6)
Comparable earnings (loss) from continuing operations before income taxes*		(73.0)	108.8

Provision for income taxes		(0.3)	(50.2)
Tax adjustments		—	3.5
Income tax effects of non-GAAP adjustments**		(4.8)	(7.9)
Comparable provision for income taxes**		(5.1)	(54.6)

Earnings (loss) from continuing operations		(91.5)	29.8
Non-operating pension costs	Non-operating pension costs	4.9	14.3
ERP implementation costs	Restructuring and other items, net	4.5	10.1
Restructuring and other, net	Restructuring and other items, net	4.0	10.4
Gain on sale of property	Miscellaneous income, net	—	(13.8)
Tax adjustments	Provision for income taxes	—	3.5
Comparable earnings (loss) from continuing operations*		$(78.1)	54.2

Tax rate on continuing operations		(0.3)%	62.7%
Income tax effects of non-GAAP adjustments**		(6.7)%	(12.5)%
Comparable tax rate on continuing operations**		(7.0)%	50.2%

* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions)

		2018
	Consolidated Condensed Statements of Earnings Line Item	Three Months	Nine Months

Earnings from continuing operations before income taxes		$118.9	273.5
Non-operating pension costs	Non-operating pension costs	1.2	3.2
Goodwill impairment	Restructuring and other items, net	—	15.5
Restructuring and other, net	Restructuring and other items, net	(0.5)	1.8
Comparable earnings from continuing operations before income taxes*		119.5	294.0

Provision for income taxes		(27.3)	(98.4)
Tax adjustments		(3.3)	22.7
Income tax effects of non-GAAP adjustments**		(0.7)	(2.2)
Comparable provision for income taxes**		(31.3)	(77.9)

Earnings from continuing operations		91.6	175.1
Non-operating pension costs	Non-operating pension costs	0.6	1.5
Goodwill impairment	Restructuring and other items, net	—	15.5
Restructuring and other, net	Restructuring and other items, net	(0.7)	1.3
Tax adjustments	Provision for income taxes	(3.3)	22.7
Comparable earnings from continuing operations*		$88.2	216.1

Tax rate on continuing operations		22.9%	36.0%
Income tax effects of non-GAAP adjustments**		3.3%	(9.5)%
Comparable tax rate on continuing operations**		26.2%	26.5%
* Non-GAAP financial measure.
** The comparable provision for income taxes is computed using the same methodology as the GAAP provision for income taxes. Income tax effects of non-GAAP adjustments are calculated based on the statutory tax rates of the jurisdictions to which the non-GAAP adjustments relate.
Note: Amounts may not be additive due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES
APPENDIX - NON-GAAP FINANCIAL MEASURE RECONCILIATIONS - UNAUDITED
(In millions, except per share amounts)

COMPARABLE EARNINGS PER SHARE FORECAST RECONCILIATION

Comparable earnings (loss) per share from continuing operations forecast:*	Fourth Quarter 2019	Full Year 2019
EPS from continuing operations	($0.36) to ($0.26)	$0.20 to $0.30
Non-operating pension costs, net of tax	0.09	0.36
Gain on sale of property	—	(0.26)
ERP implementation costs	0.10	0.30
Restructuring and other, net	0.14	0.34
Tax adjustments	—	0.06
Comparable EPS from continuing operations forecast*	($0.03) to $0.07	$1.00 to $1.10

Note: Amounts may not be additive due to rounding.

TOTAL CASH GENERATED / FREE CASH FLOW FORECAST RECONCILIATION

2019 Forecast
Net cash provided by operating activities from continuing operations	$2,130
Proceeds from sales (primarily revenue earning equipment) (1)	450
Total cash generated*	2,580

Capital expenditures (1)(2)	(3,700)
Free cash flow **	$(1,120)

Memo:
Net cash provided by financing activities	$1,100
Net cash used in investing activities	$(3,250)

(1)Included in cash flows from investing activities.
(2)Capital expenditures presented net of changes in accounts payable related to purchases of revenue earning equipment.

* *Non-GAAP financial measure.
** Non-GAAP financial measure. We refer to the net amount of cash generated from operating activities and investing activities (excluding changes in restricted cash and acquisitions) from continuing operations as “free cash flow”. We calculate free cash flow as the sum of net cash provided by operating activities and net cash provided by the sale of revenue earning equipment and operating property and equipment, collections on direct finance leases and other cash inflows from investing activities, less purchases of property and revenue earning equipment.